Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TRW Automotive Holdings Corp. for the registration of 7,256,500 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2005, with respect to the consolidated and combined financial statements and schedule of TRW Automotive Holdings Corp. and its predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Troy, Michigan
March 22, 2005